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                                                                    EXHIBIT 99.2

                       CONSENT OF NEEDHAM & COMPANY, INC.

     We hereby consent to the inclusion of our opinion dated August 11, 2002 to the Board of Directors of SpeedFam-IPEC, Inc. ("SpeedFam-IPEC") included as Annex B in the proxy statement-prospectus of Novellus Systems, Inc. ("Proxy Statement-Prospectus") which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of NHL Acquisition-Sub, Inc., a wholly owned subsidiary of Novellus Systems, Inc., into SpeedFam-IPEC and to the references to our opinion under the captions "Summary of the Proxy Statement-Prospectus -- Opinion of SpeedFam-IPEC's Financial Advisor" and "The Merger -- Background of the Merger," "-- Consideration of the Merger by SpeedFam-IPEC's Board of Directors," and "-- Opinion of SpeedFam-IPEC's Financial Advisor." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



/s/  NEEDHAM & COMPANY, INC.


Needham & Company, Inc.

August 29, 2002